Exhibit 5.4

[Ogilvy Renault LLP Letterhead]

Montréal, May 26, 2005

Minister of Finance of Québec
12, rue Saint-Louis
Québec, Québec
G1R 5L3

RE:    Québec — US$1,000,000,000 4.60% Global Notes Series QB due May 26, 2015

As Canadian counsel to the several underwriters in connection with the issue and sale by Québec of its US$1,000,000,000 4.60% Global Notes Series QB due May 26, 2015 (the "Notes"), we hereby confirm to you our advice as set forth under the headings "Tax Matters — Canadian Federal Income Taxation" and "Validity of the Notes" in the prospectus supplement dated May 18, 2005 relating to the Notes and hereby consent to the references to us under such headings. Furthermore, we hereby consent to the references in the prospectus dated May 9, 2005 forming part of Registration Statement No. 333-124679 of Québec filed with the Securities and Exchange Commission on May 6, 2005 to us under the headings "Description of the Securities — Canadian Taxes on Debt Securities" and "Validity of the Securities", and consent to the filing of this letter as an exhibit to the amendment to Form 18-K to be filed by Québec.

By giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Yours truly,

/s/ Ogilvy Renault LLP